Exhibit 1

CIGNA LIFE INSURANCE COMPANY

UNANIMOUS CONSENT OF DIRECTORS

February 12, 2004

The undersigned, being all of the directors of CIGNA Life Insurance Company (the “Company”), hereby adopt the following resolutions as the action of the Board of Directors of the Company in lieu of a meeting of the Board:

Approval of Separate Accounts

RESOLVED: That the Company be, and it hereby is, authorized to establish and maintain separate accounts pursuant to Sections 38a-433 and 38a-459 of the General Statutes of Connecticut, as they may be amended from time to time, and to take any other steps necessary or appropriate to act under and comply with the requirements of such laws and any related requirements.

RESOLVED: That the officers of the Company be, and they hereby are, authorized and directed to take any and all actions, on behalf of the Company, that they, or any of them, may deem necessary or appropriate to effectuate the purpose of the foregoing resolution.

Officer Change

RESOLVED: That Medina K. Jett is hereby elected as Compliance Manager and Assistant Secretary of the Company, effective as of February 9, 2004.

Dated as of February 12, 2004.

/s/ Harold W. Albert	/s/ Richard H. Forde
Harold W. Albert	Richard H. Forde

/s/ John Y. Kim	/s/ David P. Marks
John Y. Kim	David P. Marks

/s/ Jean H. Walker	/s/ James Yablecki
Jean H. Walker	James Yablecki

All signatures need not appear on the same copy of this Consent.